Exhibit 10.211

                         THE CHARLES SCHWAB CORPORATION
                  ANNUAL EXECUTIVE INDIVIDUAL PERFORMANCE PLAN
                   RESTATED AND AMENDED AS OF JANUARY 1, 2000

         The Annual Executive Individual Performance Plan (the "Plan") provides for the payment of annual bonuses to Participants consisting of executive officers of The Charles Schwab Corporation (the "Company"), other than the Co-Chief Executive Officers.
         The Compensation Committee of the Board of Directors (the "Committee") shall select the executive officers who will participate in the Plan. The amount available for payments under the Plan will consist of the sum of two components. The first component is an amount equal to the sum of the bonuses payable to each Participant for the year pursuant to the Corporate Executive Bonus Plan (the "Formula Plan Bonus Total"). The second component is calculated by multiplying the sum of (i) the first component, plus (ii) the Formula Bonus Plan Total, by 60%. For purposes of calculating both Components, the Formula Plan Bonus Total shall be increased by any reductions in distributions determined by the Committee pursuant to Article III, Section 5 of the Corporate Executive Bonus Plan, and, at the discretion of the Committee, the Formula Plan Bonus Total may be recomputed by excluding from the calculation of the Company's net revenue growth or consolidated pre-tax profit margin the amount of any items of income and expense that the Committee determines to be extraordinary (such as the impact of mergers and acquisitions during the year and other one-time nonoperating items).
         The  Committee   shall   determine  the  amounts  to  be  paid  to  the
Participants hereunder. Such determination shall be based on the Committee's evaluation, in its sole discretion and upon the recommendation of the Co-Chief Executive Officers, of the Participant's individual contribution to the attainment  of the  Company's  performance  objectives.  The  Committee  has the discretion  to pay  out  less  than  the  total  amount  available  for  payment hereunder.
         All amounts payable pursuant to the Plan shall be paid within the first ninety (90) days of the year following the year in which they are earned; however, a recipient who is eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may elect to defer payments pursuant to the terms of that plan. Payment shall generally be made in cash; provided that the Committee may determine, from time to time, that all or a portion of any award may be paid in the form of an equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock; provided that the number of shares and stock options granted in any year pursuant to this sentence, when added to the number of shares and stock options granted for such year pursuant to the Company's Corporate Executive Bonus Plan, shall in no event exceed 1% of the outstanding shares of the Company.
         The Plan is administered by the Committee. All decisions regarding the operation of the Plan and payments thereunder shall be made by the Committee, in its sole and absolute discretion, which decisions shall be final, conclusive and binding. The Committee may amend or terminate the Plan at any time and for any reason, without stockholder approval. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. The Plan shall be construed and governed in accordance with the laws of the State of California.